Exhibit 99.1

Contact:

Kevin Trosian

Vice President, Investor Relations

(805) 383-5888

POWER-ONE REPORTS THIRD QUARTER 2009 RESULTS

Continued Progress with Turnaround; Renewable Energy Gaining Momentum

Camarillo, CA, October 22, 2009 – Power-One, Inc. (NASDAQ: PWER), a leading provider of traditional and renewable energy power conversion and power management solutions, today announced net sales of $100.1 million for the third quarter ended September 27, 2009, an increase of 10% over the second quarter 2009 and a decrease of 29% from the third quarter 2008.  Net loss attributable to common shareholders for the third quarter was $2.9 million, or $0.03 per share, compared to $6.8 million, or $0.08 per share in the second fiscal quarter, and a loss of $1.7 million, or $0.02 for the same period last year.

The renewable energy product line continued to gain traction during the quarter, with increased momentum resulting in record sales of $31.1 million for the quarter, an increase of 63% versus $19.1 million in the third quarter of 2008. Power-One’s traditional power product lines generated revenue of $69.0 million, down 43% from $120.9 million in the third quarter 2008; however, backlog from the power product lines increased at the end of the third quarter to $44 million from $37 million at the end of the second quarter of 2009. The Company ended the third quarter 2009 with a 90-day backlog of $84 million. The third quarter 2009 book-to-bill ratio was 1.34, compared to 0.98 in the second quarter of 2009. The book-to-bill ratio for the third quarter for the renewable energy product line was 1.97 and was 1.06 for the power product line.

Gross margin improved to 23.2% in the third quarter of 2009, compared with 21.4% for the same period last year. Continued cost improvements, as well as a favorable product mix, contributed to the expansion in gross margin. Operating income for the third quarter 2009 was $0.9 million. Operating income included $1.4 million in costs from restructuring charges and other expenses related to the closure of the Dominican Republic facility.

Richard Thompson, Chief Executive Officer, commented, “Demand for renewable energy products increased in the quarter and 90-day backlog improved in both the traditional power conversion and renewable energy markets. The increasing demand, coupled with Power-One’s continued cost initiatives, led to higher gross and operating margins. Additionally, the improved operating performance and more efficient balance sheet management lowered our debt position.”

The cash balance at the end of the third quarter was $75.8 million, approximately equal to last quarter, as Power-One continues to reduce its debt and generate positive cash flow. Due to better working capital management in the quarter, inventory decreased to $77.5 million versus $81.4 million in the second quarter of 2009. As part of Power-One’s overall restructuring, the closure of the Dominican Republic facility and other cost-cutting initiatives remain on track.

Mr. Thompson continued, “Overall, our end markets are beginning to show signs of recovery, with customer demand improving for both power and renewable energy products, as indicated by our 90-day backlog.”

Business Outlook

Consistent with prior quarters, the Company is not providing financial guidance for the fourth quarter of 2009.

Earnings Conference Call

Power-One will discuss its 2009 third quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Safe Harbor Statement

Statements made in this press release may state the Company’s or management’s beliefs, expectations or predictions for the future and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding anticipated future demand. It is important to note that future demand for the Company’s products could differ materially expectations underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could impact the Company’s performance are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

NET SALES	$100,129	$140,056	$289,138	$407,087
COST OF GOODS SOLD	76,940	110,127	233,943	325,251
GROSS PROFIT	23,189	29,929	55,195	81,836

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	14,121	18,203	40,960	57,251
Engineering and quality assurance	7,164	11,157	21,906	34,981
Amortization of intangibles	385	518	1,159	1,926
Restructuring costs	655	—	5,668	—
Goodwill impairment	—	—	56,999	—
Total expenses	22,325	29,878	126,692	94,158

INCOME (LOSS) FROM OPERATIONS	864	51	(71,497)	(12,322)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	(1)	197	221	580
Interest expense	(2,177)	(2,446)	(6,513)	(7,566)
Other income (expense), net	688	210	8,984	(2,476)
Total interest and other income (expense)	(1,490)	(2,039)	2,692	(9,462)

INCOME (LOSS) BEFORE INCOME TAXES	(626)	(1,988)	(68,805)	(21,784)

PROVISION (BENEFIT) FOR INCOME TAXES	1,510	(82)	1,104	(282)
EQUITY IN EARNINGS FROM JOINT VENTURE	104	205	379	2,253
NET INCOME (LOSS)	$(2,032)	$(1,701)	$(69,530)	$(19,249)

PREFERRED STOCK DIVIDEND AND ACCRETION	844	—	1,350	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,876)	$(1,701)	$(70,880)	$(19,249)

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$(0.03)	$(0.02)	$(0.81)	$(0.22)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	88,134	87,770	88,001	87,572

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	September 27,	December 28,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$75,767	$28,414
Accounts receivable:
Trade (net of allowance)	106,161	143,093
Other	3,175	2,698
Inventories	77,517	101,608
Prepaid expenses and other current assets	13,666	11,037

Total current assets	276,286	286,850

PROPERTY AND EQUIPMENT, net	49,798	55,381
INTANGIBLE ASSETS, net	19,200	79,311
OTHER ASSETS	7,695	7,417

TOTAL ASSETS	$352,979	$428,959

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$13,093	$26,949
Accounts payable	70,323	100,658
Restructuring reserve	5,365	3,651
Long-term debt, current portion	221	472
Other accrued expenses and current liabilities	34,296	26,544

Total current liabilities	123,298	158,274

LONG-TERM DEBT, less current portion	74,717	70,425
OTHER LONG-TERM LIABILITIES	17,117	16,041

REDEEMABLE CONVERTIBLE PREFERRED STOCK	18,276	—

STOCKHOLDERS’ EQUITY:
Common stock	88	88
Additional paid-in capital	621,530	618,255
Accumulated other comprehensive income	41,252	39,645
Accumulated deficit	(543,299)	(473,769)

Total stockholders’ equity	119,571	184,219

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$352,979	$428,959

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Orders	$134,175	$121,415	$300,030	$425,801

Sales	$100,129	$140,056	$289,138	$407,087

Operating Income (Loss)	$864	$51	$(71,497)	$(12,322)

Net Loss Attributable to Common Stockholders	$(2,876)	$(1,701)	$(70,880)	$(19,249)

Basic and Diluted Loss Per Share	$(0.03)	$(0.02)	$(0.81)	$(0.22)

Basic and Diluted Weighted Average Shares Outstanding	88,134	87,770	88,001	87,572